Exhibit 99.2

Consent to Being Named as an Independent Director Nominee

In connection with the filing by Neo-Concept International Group Holdings Limited (the “Company”) of the Registration Statement on Form F-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: December 19, 2023	/s/ Josephine Yan Yeung
Josephine Yan Yeung